CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated December 29, 2009 on Dreyfus Worldwide Dollar Money Market Fund, Inc. for the fiscal year ended October 31, 2009 which is incorporated by reference in this Registration Statement (Form N-1A 33-26830 and 811-5717) of Dreyfus Worldwide Dollar Money Market Fund, Inc.

ERNST & YOUNG LLP

New York, New York
February 23, 2010